As Filed With the Securities and Exchange Commission on ______________, 2000
                       Registration No. _________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933

                                  MarketU Inc.
     (Name of Small Business Company as Specified In Its Charter as Amended)

         Nevada                        6531                     98-0173359
 (State of Incorporation)        (Primary Standard           (I.R.S. Employer
                              Industrial Classification      Identification No.)
                                    Code Number)

                                    Suite 101
                             20145 Stewart Crescent
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
                -------------------------------- ---------------
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)

                                 Kenneth Galpin
                                    Suite 101
                             20145 Stewart Crescent
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
                    ------------------------ ---------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

                Approximate date of proposed sale to the public:
           from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------
                                                        Proposed
  Title of Each                        Proposed         Maximum
    Class of        Amount to be       Maximum         Aggregate        Amount of
   Securities        registered     Offering Price   Offering Price  Registration Fee
  to be Offered                     per Share (2)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  Common Stock     12,695,014 (1)       $0.19         $2,412,053           $637
--------------------------------------------------------------------------------------


   (1)  Shares are offered by selling shareholders.
   (2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of the average bid and ask price of MarketU's common stock on December 26, 2000.

In the event of a stock split, stock dividend or similar transaction involving common stock of MarketU, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities and Exchange Commission.

MarketU hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until MarketU shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                  MarketU Inc.
                        12,695,014 shares of Common Stock

This prospectus relates to the sale of common stock by certain persons who either own or have the right to acquire shares of the common stock of MarketU Inc. These persons are sometimes referred to in this prospectus as the selling shareholders. See the section of this prospectus entitled "Principal and Selling Shareholders" for more information concerning the selling shareholders. MarketU will not receive any proceeds from the sale of the shares by the selling shareholders.

MarketU's common stock is quoted on the OTC:BB under the symbol "MKTU". The average bid and asked price of MarketU's common stock on December 26, 2000 was $0.19.

The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page six of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.














               The date of this prospectus is _____________, 2001

                               PROSPECTUS SUMMARY

BUSINESS

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through its AMRR.COM or CMRR.COM websites, or by phoning a 1-800-414-5655 hotline.

The Offering

This prospectus relates to the sale of shares of MarketU's common stock:

o issuable  upon the  exercise  of  warrants  previously  issued by  MarketU,
o issuable upon the conversion of MarketU's  Series A Preferred  stock, and
o held by certain shareholders of MarketU.

The holders of the warrants and the Series A preferred shares, to the extent they exercise the warrants or convert the preferred shares, and the owners of the shares of common stock described above are referred to in this prospectus as the selling shareholders. If all warrants held by the selling shareholders are exercised, MarketU will receive approximately $780,000, which will be used to fund MarketU's operations. MarketU will not receive any proceeds from the conversion of the Series A Preferred stock or from the sale of the shares by the selling shareholders.

As of December 15, 2000, MarketU had 8,263,154 outstanding shares of common stock. Assuming all warrants held by the selling shareholders are exercised and all Series A Preferred shares are converted into shares of common stock, there will be 14,697,214 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities issued by MarketU.

Risk Factors

An investment in MarketU's common stock involves risks due in part to prior operating losses, the limited market for MarketU's common stock, and competition in the real estate industry.

SUMMARY FINANCIAL INFORMATION

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus.

Balance Sheet Data

                             December 31, 1999   July 31, 2000  October 31, 2000
                             -----------------   -------------  ----------------

   Current Assets               $51,748           $49,710         $255,154
   Total Assets                 155,095           182,608          411,403
   Current liabilities          246,130           232,632          173,400
   Total liabilities            352,730           306,907          218,671
   Working Capital (Deficit)   (194,382)         (182,922)          81,754
   Stockholders' (Deficit)     (197,635)         (124,299)        (347,131)

Statement of Operations Data

                                                     Seven            Three
                                   Year Ended     months Ended    Months Ended
                                 Dec. 31, 1999   July 31, 2000  October 31, 2000
                                 -------------    ---------         -----------

   Revenues                       $572,855        $379,344          $149,106
   Cost of sales                   227,846         133,733            57,307
   General and administrative      320,694         305,856           177,205
                                   -------         -------           -------
   expenses
   Net Income (Loss)              $ 24,315       $ (60,245)         $(85,406)
                                  ========       ==========         =========


                                  Risk Factors

Prospective investors should be aware that ownership of MarketU's common stock involves risks which could adversely affect the value of their shares. MarketU does not make, nor has it authorized any other person to make, any representations about the future market value of MarketU's common stock.

The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to MarketU's future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. MarketU's actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

MarketU May Never Earn a Profit

MarketU incurred a net loss of $(85,406) for the three months ended October 31, 2000 and from the date of its formation through October 31, 2000, MarketU incurred net losses of approximately $(347,000). MarketU expects to incur net losses for the foreseeable future and there can be no assurance that MarketU will be profitable.

MarketU is dependant on additional financing to expand its operations

This offering is being made on behalf of certain selling shareholders. MarketU will not receive any proceeds from the sale of the shares offered by the selling shareholders. MarketU needs additional capital to advance its business and marketing plans. Since the cash generated from MarketU's operations may not be sufficient to fund these activities, MarketU may need additional financing through private financings, debt or equity offerings or collaborative arrangements with others. If adequate funds are not available when required or on acceptable terms, MarketU may be required to alter its business plans and delay or scale back its sales and marketing efforts which, in turn, would adversely affect MarketU's operating results. Any equity offering will result in dilution of the ownership interest of MarketU's shareholders and may result in a decline in the price of MarketU's common stock.

MarketU's   services  are   dependent  on  the  use  of  the  Internet  and  any
interruptions, delays or capacity problems experienced on the Internet or with telephone connections would adversely affect MarketU's ability to operate.

MarketU may not be able to protect its intellectual property

MarketU considers the methods it uses to survey realtors for potential membership in its program to be proprietary. Since these survey methods are not patented, MarketU relies primarily on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its survey methods. There can be no assurance that others will not independently develop superior survey methods or obtain access to MarketU's survey methods. Monitoring and identifying unlawful use of MarketU's technology may prove difficult, and the cost of litigation may prevent MarketU from prosecuting any unauthorized use of its technology.

Government regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business

Although there are currently few laws and regulations directly applicable to the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business by means of the internet. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for MarketU's services and increase the cost of doing business, or otherwise harm our business and operating results. Moreover, the applicability of existing laws to the Internet relating to property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

There is a Limited Public Market For MarketU's Common Stock

MarketU's common stock is quoted on the OTC Bulletin Board and there has been only a limited public market for MarketU's common stock. There can be no assurance that an active trading market will develop or that purchasers of the shares offered by this prospectus will be able to resell their securities at prices equal to or greater than the price paid for these shares. The market price of the shares may be affected significantly by factors such as announcements by MarketU or its competitors, variations in MarketU's results of operations, and market conditions in the real estate and Internet industries in general.

In addition, MarketU's common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers which sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with this market. The regulations governing low-priced or penny stocks sometimes limit the ability of MarketU's shareholders to sell their securities.

Dilution Could Adversely Affect Value Of Stock And Percentage Of Stock Owned

MarketU has warrants and preferred stock outstanding, the exercise or conversion of which could result in the issuance of 7,261,060 shares of common stock. To the extent these shares are issued, the percentage of common stock held by existing common stockholders will be reduced. Under certain circumstances the exercise of any or all of the options or warrants might result in further dilution of the net tangible book value of the existing stockholders' shares. The holders of the options and warrants are given the opportunity to profit from any rise in the market price of MarketU's common stock. The holders of the options and warrants may be expected to exercise them at a time when MarketU may, in all likelihood, be able to obtain needed capital on more favorable terms.


         Management's Discussion And Analysis Of Financial Condition And
                             Results Of Operations

On April 28, 2000, MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively referred to as "Home Finders Realty"). MarketU completed this transaction by issuing 4,500,000 voting Series A Preferred shares, and by a wholly owned subsidiary issuing 4,500,000 preferred shares, to the shareholders of Home Finders Realty. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock.

Prior to the acquisition of Home Finders Realty, MarketU had conducted only limited operations, had assets of approximately $149,000 and approximately $66,000 in liabilities. The business of MarketU is now that which was being conducted by Home Finders Realty. For financial reporting purposes the acquisition of Home Finders Realty was treated as a recapitalization, effectively as if MarketU had issued stock for consideration equal to the net monetary assets of MarketU. See Note 2(a) to the July 31, 2000 financial statements. As such, Home Finders Realty's historical financial statements are now reported as MarketU's comparative financial statements. The results of operations prior to April 28, 2000, included in the consolidated financial statements, are limited to the operating results of Home Finders Realty. The results of operations subsequent to April 27, 2000 are the consolidated operating results of MarketU and Home Finders Realty.

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus.


                             December 31, 1999   July 31, 2000  October 31, 2000
                             -----------------   -------------  ----------------

      Current Assets              $51,748           $49,710         $255,154
      Total Assets                155,095           182,608          411,403
      Current liabilities         246,130           232,632          173,400
      Total liabilities           352,730           306,907          218,671
      Working Capital (Deficit)  (194,382)         (182,922)          81,754
      Stockholders' (Deficit)    (197,635)         (124,299)        (347,131)

                                                      Seven            Three
                                   Year Ended     months Ended    Months Ended
                                 Dec. 31, 1999   July 31, 2000  October 31, 2000
                                 -------------    ---------         -----------

   Revenues                        $572,855        $379,344          $149,106
   Cost of sales                    227,846         133,733            57,307
   General and administrative       320,694         305,856           177,205
                                    -------         -------           -------
   expenses
   Net Income (Loss)               $ 24,315       $ (60,245)         $(85,406)
                                   ========       ==========         =========

Three months ended October 31, 2000

First quarter results for fiscal year 2001 reflect a small reduction in revenues from the prior year quarter due to technical problems during the summer months. Revenues generally lag sales efforts by approximately three to fur months due to the average time period required to close real estate transactions and earn the referral fee.

Expenses increased during the first quarter of fiscal year 2001 by $105,606 or 147% in comparison to the previous quarter due to the reorganization of management and the sales and marketing departments, including hiring additional realtors and support staff to enable MarketU to meet increased real estate transaction demand; redesigning of the web sites to incorporate updated software and graphical enhancements; and costs associated with public company responsibilities. Specific changes to the first quarter of 2001 include management fees which are up $23,638 from nil for the quarter ended October 31, 1999 reflecting the change in management. Professional fees are up from $188 in the 2000 quarter to $36,022 in the 2001 quarter relating to accounting and legal assistance provided to reorganize MarketU. Wages and benefits increased from $51,100 for the quarter ended October 31, 1999 to $75,422 for the quarter ended October 31, 2000 as a result of hiring additional realtors and support staff.

Seven Months Ending July 31, 2000

Revenues for the seven-month period ending July 31, 2000, were $379,344 which approximates $650,000 on an annualized basis. This is an increase of approximately 13.5% over year ended December 31, 1999, due primarily to increased referral revenues which exceeded management expectations.

Gross margin of $245,611 (annualized - $421,000) continues to increase as costs of providing the services are reduced. Direct operating costs are expected to be reduced further in future years.

General and administrative expenses increased to $305,856, or $524,000 on an annualized basis representing an increase of 63.5% over the year ended December 31, 1999. The increase in general and administrative costs result from an increase in information technology expenditures, professional fees related to the recapitalization and other transactions and an increase in compensation paid to senior management and directors.

Year Ending December 31, 1999

Revenues for the year ended December 31, 1999 were $572,855, a 38.5% increase over the year ended December 31, 1998. The increase is primarily due to a 418% increase in referral fees from $30,785 in 1998 to $128,919 in 1999. During 1998, MarketU focused on establishing it's initial membership base. Referrals to the baseline membership in 1999 increased significantly resulting in the increase in referral revenues in 1999. 1999 membership fees also increased 9% as MarketU continued to expand its membership program.

Direct costs decreased in 1999 by approximately 23% as the costs associated with the development of the initial membership list declined and referral revenue increased. Costs needed to generate memberships are much higher than those associated with referral fees.

Liquidity and Sources of Capital

During the three months ended October 31, 2000 net cash used in operations was $116,925 compared to cash provided of $27,103 in the same period in the prior year. Net cash used in operations was largely a result of net losses and a reduction in accounts payable and accrued liabilities. Net cash used in investing activities was $42,149 as compared to $6,638 in the comparative quarter. The increase was primarily the cash costs of equipment, web site development and security deposits to meet expansion and upgrade requirements. In October 2000, MarketU sold 3,133,787 units at a price of US$0.15 per unit. Each unit consists of one common share and one-half non-transferable warrant. MarketU received cash proceeds of $386,305, net of issuance costs, for 2,589,569 shares and a promissory note in the amount of $81,633 for the remaining 544,218 shares. The funds received from the private placement were used for working capital and to pay liabilities.

During the seven months ended July 31, 2000 MarketU's operations provided $78,002 in cash and MarketU spent approximately $41,829 on website development and the purchase of property and equipment. MarketU also repaid $30,542 (net) in obligations under promissory notes.

Notwithstanding this issuance, additional capital will be needed to expand MarketU's operations. MarketU expects to obtain additional capital through the private sale of MarketU's securities or from borrowings from private lenders and/or financial institutions. There can be no assurance that MarketU will be successful in obtaining any additional capital which may be needed.

During the twelve months ending October 31, 2001, MarketU's anticipated cash requirements are as follows:

      General and Administrative expenses     $192,000
      Marketing expenses                     2,000,000
      Software development                      50,000
      Debt & liability reduction               258,000
                                          ------------
                                            $2,500,000


                             Market For Common STOCK

As of December 15, 2000, there were approximately 51 record owners of MarketU's common stock. MarketU's common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "MKTU". Set forth below are the range of high and low bid quotations for the periods indicated as reported by the NASD. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. MarketU's common stock began trading on May 5, 1998.



            -----------------------------------------------------
                 Quarter Ending          High           Low
            -----------------------------------------------------
                 July 31, 1998           $1.31         $1.06
                October 31, 1998         $1.19         $0.75
            -----------------------------------------------------
                January 31, 1999         $0.90         $0.84

                 April 30, 1999          $1.12         $1.12
                 July 31, 1999           $0.34         $0.34
                October 31, 1999         $0.15         $0.15
            -----------------------------------------------------
                January 31, 2000         $1.25         $0.59
                 April 30, 2000          $1.13         $1.00
                 July 31, 2000           $0.38         $0.38
                October 31, 2000         $0.56         $0.19
            -----------------------------------------------------

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. MarketU has not paid any dividends on its common stock and MarketU does not have any current plans to pay any common stock dividends.

The provisions in MarketU's Articles of Incorporation relating to MarketU's unissued preferred stock would allow MarketU's directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to MarketU's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.


                                    Business

The Company was incorporated in Nevada in June 1997 under the name North American Resort & Golf, Inc. North American was formed to market golf courses and surrounding developments. However, North American was unable to raise capital and as a result abandoned its original business plan.

On April 28, 2000 North American acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business as Home Finders Realty) in exchange for (i) 4,500,000 Series A Preferred shares and (ii) 4,500,000 preferred shares in a wholly owned subsidiary which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty.

The preferred shares may be exchanged for 4,500,000 shares of common stock at any time at the holder's option. Each Series A Preferred share is entitled to one vote on all matters submitted to a vote of the shareholders. The Series A Preferred shares are not entitled to any dividends or any other distributions.

On June 27, 2000 the shareholders of North American approved a resolution to change the name of the Company to MarketU Inc.

The business of MarketU is now that which is being conducted by Home Finders Realty and any reference to MarketU is, unless otherwise indicated, also a reference to Home Finders Realty.

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city, to locate a realtor to assist in the real estate transaction.

MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through MarketU's AMRR.COM or CMRR.COM websites, or by phoning a 1-800-414-5655 hotline.

MarketU generates revenue through referral fees and from the sale of memberships. Referral fees are earned when a customer buys or sells a house through a member realtor. Memberships are available to licensed realtors who have been nominated by their peers, based on a reputation in their community for providing a high level of customer service.

MarketU has divided the United States and Canada into 2,600 service areas. Each area normally has a population base of at least 100,000 people. MarketU's goal is to have three members in each area with a population base exceeding 100,000.

In order to be eligible for membership, a licensed realtor must be nominated by at least three other realtors who are active in the region.

MarketU begins its search for members in each area by telephoning realtors who service the area and asking these realtors to nominate other realtors who have a reputation for integrity and a high level of customer service. When contacted by MarketU, a realtor is asked to provide the names of at least three other realtors with such a reputation. Once a realtor has been nominated by at least three other realtors, the particular realtor is contacted by a Company representative concerning membership. If a realtor accepts the membership, either full or associate, they are placed in MarketU's website directory and given the award and designation of "Most Referred Realtor".

MarketU offers full and associate memberships. The average full membership currently costs $349.00 per year. With a full membership the realtor's name, company logo, picture, biographical information, and awards are displayed on MarketU's website. A full member agrees to pay MarketU referral fees equal to 25% of any gross commissions earned by the member from the sale of a residence by or to a person referred by MarketU. Full members agree to pay MarketU 5% of all gross commissions earned by the member from customers which are referred by another realtor in MarketU's program.

An associate member does not pay an annual fee but agrees to pay MarketU a referral fee equal to 30% of any gross commission earned by the associate member from the sale of a residence by or to a person referred by MarketU. Although the name of an associate member is listed on MarketU's website, MarketU does not display photographs, biographical information, or awards of associate members. Associate members agree to pay MarketU 10% of all gross commissions earned by the member from Customers or sellers which are referred by another realtor in MarketU's program.

Since initiating its program in 1997, MarketU has noticed that the number of full members has fluctuated from year to year. MarketU's ability to obtain and increase members is dependent upon the effectiveness of its marketing programs. To date, no single member has represented a material portion of MarketU's revenues.

Replacement of members is accomplished through review of survey results or re-surveying of service areas where required.

A customer wanting to use MarketU's services logs onto MarketU's website and enters the name of the city where they expect to purchase or sell a property. If a customer is interested in contacting a member realtor, the customer completes an online form, which is emailed to MarketU. MarketU qualifies the customer with respect to seriousness, timeliness, and ability. Once this process has been completed and documented in MarketU's lead management software, it contacts the realtor member in the customer's requested area and confirms the realtor's acceptance of the referral via facsimile contract. The member then signs a second agreement with MarketU which provides that the realtor receiving the referral agrees to pay the specified fee in regards to the subject customer.

After the referral, MarketU maintains contact with the realtor periodically to determine if the customer has purchased or sold a residence. This periodic contact is made until MarketU confirms the purchase or sale of a residence through the member realtor or to confirm that a transaction will not take place. In the case of a referral from a member realtor to another member realtor, MarketU maintains contact with both realtors on a periodic basis.

Between August 1, 1999 and July 31, 2000 MarketU earned approximately $235,000 in referral fees from approximately 280 residential real estate closings.

MarketU currently markets its services exclusively on the Internet. MarketU maintains in excess of 20,000 search engine listings which currently result in approximately 150,000 visits per month to MarketU's website.

Competition

MarketU competes with a number of internet-based realtor locator services, including Realtor.com(R) and Realestate.com. MarketU also competes with national real estate brokerage networks such as Cendant, Better Homes and Gardens, Century 21, Re/Max, and Coldwell Banker, all of which have referral capabilities for customers wanting to purchase a residence in a different area. Although most of MarketU's competitors have greater name recognition, financial resources, and marketing resources than MarketU, MarketU believes that its program offers the following advantages over other realtor locator services:

o MarketU's realtors are nominated by their peers for having professionalism and integrity regardless of real estate company affiliation.
o MarketU services 2,600 geographical areas, with a minimum population of 100,000 across North America by maintaining real estate agent relationships in those areas.

Government Regulation

MarketU's subsidiary, Most Referred Real Estate Agents Inc., is federally registered in Canada and is a licensed real estate broker in British Columbia, Canada, which legally allows Most Referred to receive real estate commissions from anywhere in Canada. Although neither Most Referred Real Estate Agents Inc. or MarketU is licensed in the United States, MarketU is of the opinion, based upon its discussions with numerous realty boards in Canada and the United States, that the payment of referral fees by U.S. real estate agents or realtors is permitted by all applicable laws and regulations. Although in some states MarketU is required to comply with certain regulations relating to the payment of referral fees, MarketU does not believe that present or future compliance with these regulations will have a material adverse impact on MarketU's operations. However, there can be no assurance that MarketU will be able to comply with any future regulations which may be adopted by state or provincial authorities or that compliance with any future regulations will make it uneconomical for MarketU to operate in a particular state or province. Any future regulations would likely have a similar impact on MarketU's competition and other real estate brokerage companies which may refer customers from state to state or from the United States to Canada and vice versa.

Employees

As of December 15, 2000 MarketU employed 18 people on a full-time basis. Several of these employees are licensed realtors or have real estate experience.

Offices

MarketU's offices are located at Suite 101 , 20145 Stewart Crescent, Maple Ridge, B.C., Canada. MarketU is leasing this 5,800 square feet of operations and executive offices at a rate of $2,325 per month until March 30, 2003. MarketU's telephone number is 604-460-7634.

                                   MANAGEMENT

MarketU's officers and directors are as follows:

 Name                  Age    Position

Kenneth Galpin         41    President and a
                             Director
William Coughlin       47    Product Development
                             Officer
                             and a Director
Scott Munro            32    Treasurer and
                             Principal Financial
                             Officer
George Shahnazarian    43    Secretary
Glenn Davies           45    Director
Ken Landis             42    Director
David Woodcock         68    Director

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

The following sets forth certain information concerning the past and present principal occupations of MarketU's officers and directors.

Kenneth Galpin has been MarketU's President and a director since September 2000. Mr. Galpin has also been the president of Beacom Online Systems Inc., a web hosting and development company, since February 1998. Mr. Galpin was vice president of MacDonald Capital from March 1995 to December 1996.

William Coughlin was MarketU's President between April 28, 2000 and September 2000. Mr. Coughlin has been an director of MarketU since April 28, 2000. Mr. Coughlin has been MarketU's Product Development Officer since September 2000. Mr. Coughlin has been the President of Home Finders Realty since October 1998. Between 1982 and 1998 Mr. Coughlin was a realtor with Re/Max Little Oak Realty Ltd. in Abbotsford, British Columbia.

Scott Munro has been an officer of MarketU since April 28, 2000. Prior to joining MarketU Mr. Munro was controller for Home Finders Realty Ltd. Mr. Munro was general manager of a coating company from January of 1998 to January 1999. He also managed a fitness chain from October 1995 to March 1997. Prior to this Mr. Munro was controller for a national helicopter company from April 1992 to September 1995.

George Shahnazarian has been MarketU's Secretary since September 2000. Mr. Shahnazarian has also been the Chief Financial Officer and part owner of M.G.A. Connectors in Maple Ridge, B.C. since 1985.

Glenn Davies has been a director of MarketU since December 2000. For the past five years Mr. Davies has been the owner of Beacom Online Systems Inc.

Ken Landis has been a director of MarketU since December 2000. For the past five years Mr. Landis has been the owner of Landmark Structural Lumber and Truss.

David Woodcock has been a director of MarketU since December 2000. Mr. Woodcock has been the Managing Director of Harrell, Woodcock and Linkletter since 1990.

Changes in Management and Share Ownership

Christine Cerisse was appointed as the President and a director of MarketU in December 1999.

On April 28, 2000, and following the acquisition of Home Finders  Realty:

o Ms. Cerisse resigned as MarketU's president but remained a director of MarketU.
o    William Coughlin was appointed MarketU's President and as a Director.
o    Scott Munro was appointed MarketU's Principal Financial Officer.
o    Robert Dent and James Sanford were appointed Directors of MarketU.

In September 2000:
o William Coughlin resigned as President and was appointed MarketU's Product Development Officer.
o    Kenneth Galpin was appointed MarketU's President and as a director.
o    George Shahnazarian was appointed the Secretary of MarketU.
o Christine Cerisse, Robert Dent and James Sanford resigned as directors of MarketU.

Executive Compensation

The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of MarketU and (ii) by each other executive officer of MarketU who received in excess of $100,000 during the fiscal years ending July 31, 1999 and July 31, 2000. Amounts in the table include compensation received from Home Finders Realty, which was acquired by MarketU in April 2000.


-------------------------------------------------------------------------------------
Name and          Fiscal                       Other Annual    Restricted  Options
Principal          Year   Salary (1) Bonus     Compensation   Stock Awards Granted
Position                               (2)         (3)            (4)         (5)
                  -------------------------------------------------------------------
William Coughlin   2000    $36,700      $0           $0            0           0
Chief Executive    1999    $28,700      $0      $13,300            0           0
Officer prior to
Sep. 21, 2000


(1)  The dollar value of base salary (cash and non-cash) received.
(2)  The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent dividends paid by Home Finders Realty to Mr. Coughlin.
(4) During the year ending July 31, 2000, the value of the shares of MarketU's common stock issued as compensation for services.
(5) The shares of common stock to be received upon the exercise of all stock options granted during the fiscal years shown in the table.

The following shows the amounts which MarketU expects to pay its officers during the year ending July 31, 2001 and the time which MarketU's executive officers plan to devote to MarketU's business. MarketU has an employment agreement with Scott Munro which is up for renewal on June 1, 2001, and an employment agreement with William Coughlin which is up for renewal on September 17, 2001. MarketU does not have employment agreements with any other of its officers. MarketU's officer Ken Galpin is compensated through management fees paid to 612559 B.C. Ltd. MarketU does not compensate directors for their services in their capacity as directors, except for the granting of stock options.

      -------------------------------------------------------------------------
                                                        Time to be Devoted to
      Name                      Proposed Compensation    Company's Business
      -------------------------------------------------------------------------
      Kenneth Galpin               $4,000 per month             100%
      -------------------------------------------------------------------------
      William Coughlin             $6,667 per month             100%
      -------------------------------------------------------------------------
      Scott Munro                  $2,667 per month             100%
      -------------------------------------------------------------------------
      George Shahnazarian              $0                        25%
      -------------------------------------------------------------------------

Options Granted During Fiscal Year Ending July 31, 2000

The following tables set forth information concerning the options granted, during the twelve months ended July 31, 2000, to MarketU's officers and directors, and the value of all unexercised options (regardless of when granted) held by these persons as of July 31, 2000, exclusive of options cancelled subsequent to July 31, 2000. James Sanford and Christine Cerisse are former officers and/or directors of MarketU. See "Changes in Management" above for information concerning the changes in MarketU's management.


-------------------------------------------------------------------------------------
                                              % of Total
                               Options     Options Granted     Exercise    Expiration
Name               Date of   Granted (#)     to Employees      Price Per     Date
                    Grant                     Officers &         Share
                                              Directors
-------------------------------------------------------------------------------------
Scott Munro        6/02/00      50,000                           $0.43      8/01/03
-------------------------------------------------------------------------------------
James Sanford      6/02/00      10,000 (2)                       $0.43      8/01/03
-------------------------------------------------------------------------------------
Christine          3/01/00     100,000                           $1.00      3/01/01
Cerisse
-------------------------------------------------------------------------------------

Option Exercises and Option Values

-------------------------------------------------------------------------------------
                                                   Number of           Value of
                                                   Securities        Unexercised
                         Shares                    Underlying        In-the-Money
                         Acquired   Value         Unexercised      Options at July
Name                     on         Realized    Options at July        31, 2000
                         Exercise      (2)          31, 2000         Exercisable/
                            (1)                   Exercisable/    Unexercisable (4)
                                               Unexercisable (3)
-------------------------------------------------------------------------------------
Scott Munro                  --         --           50,000/--              --
-------------------------------------------------------------------------------------


James Sanford                --         --           10,000/--              --
-------------------------------------------------------------------------------------
Christine Cerisse            --         --          100,000/--              --
-------------------------------------------------------------------------------------



   (1)  The number of shares received upon exercise of any options.
   (2) With respect to options exercised the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
   (3) The total number of unexercised options held as of July 31, 2000, separated between those options that were exercisable and those options that were not exercisable.
   (4) For all unexercised options held as of July 31, 2000, the difference between $0.37, which was the market value of MarketU's common stock on that date and the exercise price of the option

Long Term Incentive Plans - Awards in Last Fiscal Year

None.

Employee Pension, Profit Sharing or Other Retirement Plans

MarketU does not have an active defined benefit, pension plan, profit sharing or other retirement plan, although MarketU may adopt one or more of such plans in the future.

Compensation of Directors

Standard Arrangements. At present MarketU does not pay its directors for attending meetings of the Board of Directors, although MarketU expects to adopt a director compensation policy in the future. MarketU has no standard arrangement pursuant to which directors of MarketU are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements. Except as disclosed elsewhere in this prospectus, no director of MarketU received any form of compensation from MarketU during the year ended July 31, 2000.

Stock Option and Bonus Plans

MarketU's Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan are collectively referred to in this prospectus as the "Plans".

Incentive Stock Option Plan.
---------------------------

The Incentive Stock Option Plan authorizes the issuance of options to purchase shares of MarketU 's common stock. Only officers, directors and employees of MarketU may be granted options pursuant to the Incentive Stock Option Plan.

In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

1.    Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by MarketU is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by MarketU is terminated, if such termination is due to the Employee's disability or death.

2.    In the event of an option  holder's  death while in the employ of MarketU,
      his  legatees  or  distributees   may  exercise  (prior  to  the  option's
      expiration) the option as to any of the shares not previously exercised.

3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of MarketU may not be exercisable after five years from the date of grant.

5. The purchase price per share of common stock purchasable under an option is determined by MarketU's Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning MarketU's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.
-------------------------------

The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase shares of MarketU's common stock to MarketU's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price and expiration date are determined by MarketU's Board of Directors.

Stock Bonus Plan.
----------------

MarketU's Stock Bonus Plan authorizes the issuance of shares of common stock to MarketU's employees, directors, officers, consultants and advisors provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.
-------------------------------------

The  Plans  are  administered  by  MarketU's  Board of  Directors.  The Board of
Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of MarketU or the period of time a non-employee must provide services to MarketU.
At the time an employee ceases working for MarketU (or at the time a non-employee ceases to perform services for MarketU), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of common stock underlying options may be paid through the delivery of shares of MarketU's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

The Board of Directors of MarketU may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary. The following sets forth certain information as of December 15, 2000 concerning the stock options and stock bonuses granted by MarketU pursuant to the Plans, and options granted outside of the Plans. Each option represents the right to purchase one share of MarketU's common stock.


-------------------------------------------------------------------------------------
                            Total Shares      Shares                     Remaining
                              Reserved     Reserved for     Shares     Options/Shares
Type of Option               Under Plans   Outstanding      Issued      Under Plans
                                             Options       As Stock
                                                             Bonus
-------------------------------------------------------------------------------------
Incentive Stock Option Plan    500,000        50,000            N/A       450,000
-------------------------------------------------------------------------------------
Non-Qualified Stock Option   1,500,000       347,000            N/A       763,000
Plan
-------------------------------------------------------------------------------------
Stock Bonus Plan               500,000           N/A         75,000       429,000
-------------------------------------------------------------------------------------
Options outside of plans           N/A       230,000            N/A           N/A
-------------------------------------------------------------------------------------


In August 2000, Scott Munro and James Sanford were issued 15,000 and 56,000 shares, respectively, of common stock from MarketU's Stock Bonus Plan for services rendered. In November 2000, Rupinder Nanuwa was issued 4,000 shares of common stock from MarketU's Stock Bonus Plan for services rendered.

The following table lists all options and warrants granted by MarketU as of December 15, 2000, including those that were not granted pursuant to MarketU's Incentive or Non-Qualified Stock Option Plans.

--------------------------------------------------------------------------------
                           Shares Issuable    Option Exercise   Expiration Date
Name                            Upon               Price           of Option
                         Exercise of Options
--------------------------------------------------------------------------------
Scott Munro                      50,000            $0.43           08/01/03
--------------------------------------------------------------------------------
Christine Cerisse  *            100,000            $1.00           03/01/01
--------------------------------------------------------------------------------
James Sanford  *                 10,000            $0.43           08/01/03
--------------------------------------------------------------------------------
Company employees,              337,000            $0.43           08/01/03
former employees and
consultants
--------------------------------------------------------------------------------
Other option holders            130,000            $0.43           08/01/03
--------------------------------------------------------------------------------
Total                           627,000
--------------------------------------------------------------------------------

o Former officer and/or director. See "Changes in Management" above for information concerning changes in MarketU's management.

See "Principal and Selling Shareholders" for information concerning outstanding warrants which collectively allow for the purchase of 2,134,060 shares of MarketU's common stock.

Transactions with Related Parties and Recent Sales of Unregistered Securities

On April 28, 2000 MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business as Home Finders Realty) in exchange for (i) 4,500,000 shares of MarketU's Series A Preferred stock and (ii) 4,500,000 preferred shares in a wholly owned subsidiary of MarketU which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty. William and Carole Coughlin owned all of the issued and outstanding shares of Home Finders Realty at the time of the acquisition.

The preferred shares of MarketU and MarketU's subsidiary may be exchanged for 4,500,000 shares of MarketU's common stock, at the holder's option. Each share of MarketU's Series A Preferred stock is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. The Series A Preferred shares are not entitled to any dividends or any distributions upon the liquidation of MarketU.

The following table shows the shares of MarketU's common stock which Mr. Coughlin and Ms. Coughlin are entitled to receive upon the conversion of the preferred shares.

--------------------------------------------------------------------------------
                                                             Shares of Company's
                        Series A         Preferred Shares       common stock
                    Preferred Shares      of Subsidiary         issuable upon
                                                                  exchange
--------------------------------------------------------------------------------
William Coughlin       2,250,000            2,250,000             2,250,000
--------------------------------------------------------------------------------
Carole Coughlin        2,250,000            2,250,000             2,250,000
--------------------------------------------------------------------------------

On September 21, 2000, Khachik Toomian acquired 2,000,000 shares of MarketU's common stock from Christine Cerisse, a former officer and director of MarketU, for $153,000 in cash.

On September 21, 2000, 612559 B.C. Ltd. acquired 250,000 shares of MarketU's common stock from Christine Cerisse for $50,000. 612559 B.C. Ltd. agreed to purchase 500,000 additional shares of MarketU's common stock owned by Ms. Cerisse for $150,000 on or before April 21, 2001. As part of its agreement with Ms. Cerisse, 612559 B.C. Ltd. has the right to vote these 500,000 shares.

Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock owned by William and Carole Coughlin. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares (as well as 3,500,000 preferred shares of a wholly owned subsidiary of MarketU) at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002. Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors and officers of 612559 B.C. Ltd.

On October 19, 2000, Mr. Toomian and 612559 B.C. Ltd. acquired 2,000,000 and 1,133,787 units respectively of MarketU for $0.15 per unit. Each unit consists of one share of MarketU's common stock and one-half warrant. Every two-1/2 warrants will entitle the holder to purchase one additional share of MarketU's common stock at a price of $0.25 per unit if exercised during the first twelve months following the sale of the units and $0.30 per unit during the succeeding twelve months.

Ken Galpin and George Shahnazarian are both directors and officers of 612559 B.C. Ltd. Mr. Galpin and Mr. Shahnazarian are also a director and officers of MarketU, and Mr. Toomian is a business associate of Mr. Shahnazarian. Mr. Toomian, together with Mr. Shahnazarian and Mr. Galpin, on behalf of 612559 have an understanding (but not a written agreement) that they will vote, at shareholders meetings, for the same directors of MarketU and any matters proposed at the shareholders meetings, to accomplish the same business ends.

                       Principal and Selling Shareholders

The following table sets forth information as of December 15, 2000 with respect to the beneficial ownership of MarketU's common stock both before and immediately following this offering. The table includes the shares owned by the the selling shareholders, those shareholders who beneficially own more than 5% of MarketU's common stock and preferred stock, each of MarketU's directors and executive officers, and all directors and officers as a group.

The percentages in these calculations are based upon 15,524,214 outstanding shares of common stock, which assumes that all outstanding options and warrants are exercised and all outstanding Series A Preferred shares are converted into shares of common stock.


The number of shares being offered by the selling shareholders include shares of common stock currently held by the selling shareholders, shares of common stock issuable to the selling shareholders upon exercise of warrants and options and upon the conversion of the Series A Preferred stock.



---------------------------------------------------------------------------------------
                                     Shares of Common                  Shares of Common
                                    Stock Beneficially    Shares of         Stock
                                      Owned Prior to    Common Stock     Beneficially
                      Relationship   this Offering (1)      Being      Owned After this
 Name and Address of   with the                            Offered       Offering (3)
  Beneficial Owner      Company                          Pursuant to
                                                            this
                                                         Prospectus
                                   Number      Percent                     Number
----------------------------------------------------------------------------------------
Kenneth Galpin        Director &    (2)
12385-221 Street,     President
Maple Ridge, B.C.
Canada V2X 0T6
----------------------------------------------------------------------------------------
William Coughlin      Director &   500,000 (2)   3.2%    500,000               0
11202 Stave Lake      Product
Road, Mission, B.C.   Development
Canada V2V 4J1        Officer
----------------------------------------------------------------------------------------
Carole Coughlin       (2)          500,000 (2)   3.2%    500,000               0
11202 Stave Lake
Road, Mission, B.C.
Canada V2V 4J1
----------------------------------------------------------------------------------------
George Shahnazarian   Secretary       (2)
11476 Kingston
Street Maple Ridge,
B.C. Canada V2X 0Y5
----------------------------------------------------------------------------------------
Scott Munro           Treasurer     65,000       0.4%     15,000          50,000
10933 Sylvester Road  and
RR3, Mission, B.C.    Principal
Canada V2V 4J1        Financial
                      Officer
----------------------------------------------------------------------------------------
Glenn Davies          Director        (2)
9263-209B Place,
Langley, B.C.,
Canada, V1M 1T1
----------------------------------------------------------------------------------------
Ken Landis            Director        (2)
31470 Southern Drive
Abbotsford, B.C.
Canada, V2T 5N9
----------------------------------------------------------------------------------------
David Woodcock        Director        (2)
4353 Huntington
Forest Drive,
Jacksonville, FL
32257
----------------------------------------------------------------------------------------
Rupinder Nanuwa                      4,000       0.0%      4,000
32125 Rodgers Ave.
Mission, B.C.
Canada, V2Y 5B7
----------------------------------------------------------------------------------------
James Sanford         former        66,000       0.4%     56,000          10,000
Unit 106, 32119 Old   Director
Yale Road,
Abbotsford, British
Columbia, Canada V3G
1H2


----------------------------------------------------------------------------------------
Khachik Toomian                   5,000,000     32.2%  5,000,000               0
902 S. Glendale                         (2)
Avenue, Glendale,
California CA91205
----------------------------------------------------------------------------------------
612559 B.C. Ltd.                  5,950,680     38.3%  5,950,680               0
11476 Kingston                          (2)
Street, Maple Ridge,
British Columbia,
Canada V2X 0Y5
----------------------------------------------------------------------------------------
Pegasus Investments                100,000       0.6%    100,000               0
Limited
76 Dean St.
Belize City, Belize
----------------------------------------------------------------------------------------
Shamrock Asset                     241,000       1.6%    241,000               0
Management Corp.
60 Market Square,
P.O. Box 364
Belize City, Belize
----------------------------------------------------------------------------------------
Popcorn Holdings,                  133,334       0.9%    133,334               0
Inc.
60 Market Square,
P.O. Box 364
Belize City, Belize
----------------------------------------------------------------------------------------
Cascade Pacific                    195,000       1.3%    195,000               0
Investments S.A.
76 Dean St.
Belize City, Belize
----------------------------------------------------------------------------------------
All Executive                     7,015,680     45.2%  6,965,680          50,000
Officers & Directors
as a Group (7
persons)
----------------------------------------------------------------------------------------
Total                                                 12,695,014          60,000
----------------------------------------------------------------------------------------



(1) Includes shares issuable to the following persons upon the exercise of options or warrants or upon the exchange of MarketU's Series A Preferred stock:

                                                    Expiration   Shares Issuable
          Shares Issuable                             Date of    Upon Exchange
         Upon Exercise of                 Exercise   Option or       of Series A
      NameOptions or Warrants               Price    Warrant     Preferred Stock

      William Coughlin            --          --          --        500,000
      Carole Coughlin             --          --          --        500,000
      Scott Munro             50,000        $0.43    8/01/03             --
      James Sanford           10,000        $0.43    8/01/03             --

      Khachik Toomian      1,000,000        $0.25 * 10/18/02             --
      612559 B.C. Ltd.       566,893        $0.25 * 10/18/02      3,500,000
      Pegasus Investments
          Limited             50,000        $0.75    2/10/01             --
      Shamrock Asset
         Management Corp.     61,500        $0.75    3/10/01             --
      Shamrock Asset
         Management Corp.     59,000        $1.00    3/17/01             --
      Popcorn Holdings, Inc.  66,667        $1.00    3/17/01             --
      Cascade Pacific
         Investments S.A.     65,000        $1.25    5/01/01             --
      Cascade Pacific
         Investments S.A.     65,000        $1.50    5/01/01             --

    * Exercise price increases to $0.30 after 10/18/01.

(2) On September 21, 2000, 612559 B.C. Ltd. acquired 250,000 shares of MarketU's common stock from Christine Cerisse for $50,000. 612559 B.C. Ltd. agreed to purchase 500,000 additional shares of MarketU's common stock owned by Ms. Cerisse for $150,000 on or before April 21, 2001. As part of its agreement with Ms. Cerisse, 612559 B.C. Ltd. has the right to vote these 500,000 shares.

    Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock which are owned by William and Carole Coughlin. Each Series A Preferred share is entitled to one vote. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares (as well as 3,500,000 preferred shares of a wholly owned subsidiary of MarketU) at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002. Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors, officers and controlling persons of 612559 B.C. Ltd. Glenn Davies and David Woodcock are also shareholders of 612559 B.C. Ltd.

        The share ownership in the table for 612559 B.C. Ltd. assumes the 3,500,000 preferred shares of MarketU and MarketU's subsidiary which may be acquired from William and Carole Coughlin are exchanged for 3,500,000 shares of MarketU's common stock, and includes 566,893 shares of MarketU's common stock issuable upon exercise of outstanding warrants.

        William Coughlin is the husband of Carole Coughlin.

(3) Assumes all shares being offered pursuant to this prospectus are sold, in which case none of the selling shareholders will own more than 1% of MarketU's common stock following this offering.


                              Plan Of Distribution

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) by a broker or dealer as agent for a selling shareholder; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of MarketU's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of MarketU's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Broker-dealers, underwriters or agents participating in the distribution of MarketU's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither MarketU nor any Selling Shareholder can presently estimate the amount of such compensation. MarketU knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of MarketU's common stock.

MarketU has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. MarketU has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". MarketU has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

MarketU has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders.

                            Description Of Securities

Common Stock

MarketU is authorized to issue 50,000,000 shares of common stock. As of December 15, 2000 MarketU had 8,263,154 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common and preferred stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until MarketU is in profit.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by MarketU. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of Common stock offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

MarketU is authorized to issue up to 10,000,000 shares of preferred stock. MarketU's Articles of Incorporation provide that the Board of Directors has the authority to divide the unissued preferred stock into series and, within the limitations provided by the Nevada law, to fix by resolution the voting power, including rights to multiple votes per share, dividends rights. which would have priority over any dividends paid with respect to MarketU's common stock, designations, preferences, and relative participation, special rights, and the qualifications, limitations, or restrictions of the shares of any series so established. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted take-over of MarketU.

Series A Preferred Stock

On April 20, 2000, the Board of Directors created a class of preferred stock, designated as the Series A Preferred stock and authorized the issuance of 4,500,000 Series A Preferred shares in connection with the acquisition of Home Finders Realty. As of December 15, 2000, MarketU had 4,500,000 shares of Series A Preferred stock issued and outstanding. Holders of the Series A Preferred stock are each entitled to one vote on all matters submitted to a vote of MarketU's shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common and Series A Preferred stock can elect all directors. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock.


Transfer Agent

The transfer agent for MarketU's common stock is Corporate Stock Transfer, having an office at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.


                                Legal Proceedings

MarketU is not engaged in any litigation, and the officers and directors presently know of no threatened litigation involving MarketU.

                                     Experts

The financial statements of MarketU as of July 31, 2000 and December 31, 1999 and for the seven months ended July 31, 2000 and the years ended December 1999 and 1998, included as part of this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report dated November 14, 2000, and have been included in this prospectus in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

Effective October 19, 2000 MarketU retained KPMG to act as its auditors. In this regard KPMG replaced Morgan & Company which audited MarketU's financial statements for the fiscal years ended July 31, 1999 and 1998. The reports of Morgan & Company for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During MarketU's two most recent fiscal years and subsequent interim periods, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to such disagreements in its reports.

MarketU has authorized Morgan & Company to discuss any matter relating to MarketU's operations with KPMG.

The change in auditors was recommended and approved by MarketU's board of directors. MarketU does not have an audit committee.

During the two most recent fiscal years and subsequent interim period ending July 31, 2000 MarketU did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MarketU's financial statements, or any matter that was the subject of a disagreement or what is defined as a reportable event by the Securities and Exchange Commission.

                                 Indemnification

MarketU's Bylaws authorize indemnification of a director, officer, employee or agent of MarketU against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of MarketU who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling MarketU pursuant to the foregoing provisions, MarketU has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

MarketU is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by MarketU can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding MarketU. The address of that site is http://www.sec.gov.

MarketU has filed with Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to MarketU and such securities, reference is made to the
Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

MarketU Inc.

We have audited the consolidated balance sheets of MarketU Inc. (formerly North American Resort and Golf, Inc.) as of July 31, 2000 and December 31, 1999, and the related consolidated statements of operations, stockholders' deficiency and comprehensive income (loss) and cash flows for the seven months ended July 31, 2000, and the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MarketU Inc. as at July 31, 2000 and December 31, 1999 and the results of its operations and its cash flows for the seven months ended July 31, 2000, and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



Chartered Accountants

Abbotsford, Canada
November 14, 2000

  MarketU Inc.
 (Formerly North American Resort and Golf, Inc.)
 Consolidated Balance Sheets
 (Expressed in U.S. Dollars)

 July 31, 2000 and December 31, 1999

                                         July 31,          December 31,
                                          2000                 1999
                                         --------          -----------
  Assets
  Current assets:
 Cash                                $      3,034    $        9,631
Accounts receivable                         6,821             1,846
Prepaid expenses                           29,045            36,600
Security deposit                           10,810             3,671
                                           ------          --------
                                           49,710            51,748

  Due from shareholder (Note 3)            69,241                --

  Deferred recapitalization costs
     (Note 4)                                  --            55,429

  Fixed assets (Note 5)                    30,094            34,698

  Web site development (Note 6)            33,563            13,220
                                      -----------     -------------
                                       $  182,608      $    155,095
                                       ==========      ============

Liabilities and Stockholders' Deficiency

  Current liabilities:
Accounts payable and accrued
  liabilities                         $    95,143       $    61,734
Unearned revenue                          137,489           176,000
Due to shareholder                             --             8,396
                                    -------------         ---------
                                          232,632           246,130

  Promissory notes payable (Note 7)        24,887            55,429

  Payable to related party (Note 8)        49,388            51,171

  Stockholders' deficiency (Note 11):
Common stock                                  404               339
Additional paid in capital                 48,685                 -
Series A preferred stock                   83,468                 -
Deficit                                  (261,725)         (201,480)
Accumulative  other comprehensive
 income:
Cumulative exchange adjustment              4,869             3,506
                                       ----------        ----------
                                         (124,299)         (197,635)
  Subsequent events (Note 13)

                                       $  182,608      $    155,095




          See accompanying notes to consolidated financial statements.

MarketU Inc.
 (Formerly North American Resort and Golf, Inc.)
 Consolidated Statements of Operations
 (Expressed in U.S. Dollars)

 -----------------------------------------------------------------------------
                                       Seven months     Year         Year
                                          ended        ended         ended
                                         July 31    December 31   December 31
                                           2000         1999         1998
 -----------------------------------------------------------------------------
Revenue:
 Referral fees and membership dues      $375,320     $ 572,654     $413,647
 Miscellaneous revenue                     4,024           201            -
    --------------------------------------------------------------------------
                                         379,344       572,855      413,647

Direct costs:
 Commission                               49,833        93,768       62,796
 Courier                                   1,293         3,355        5,912
 Credit card                               5,597         8,499        8,213
 Office and miscellaneous                      -           151        7,693
 Telephone                                19,563        37,763       73,987
 Wages and benefits                       28,905        52,561      128,354
 Web site maintenance and
  development                             28,542        31,749        8,780
 -----------------------------------------------------------------------------
                                         133,733       227,846      295,735
 -----------------------------------------------------------------------------
 Gross margin                            245,611       345,009      117,912

 General and administrative expenses:
  Advertising and promotion                8,354        12,842       19,580
    Amortization                           5,784        20,880        2,434
    Automobile                             2,061         3,089        1,419
    Bank charges and interest              3,817         4,725        2,799
    Computer services                     12,152         9,142        5,984
    Insurance and licensing                1,649         2,730          706
    Investor relations and
    marketing                             21,723        28,943            -
    Membership and dues                      139         4,738        2,157
    Office rent                           13,515        16,499        4,873
    Office supplies                        5,171        12,027       16,712
    Professional fees                     38,073        17,835        1,005
    Maintenance and utilities              3,054         7,985        5,897
    Management fees                       38,863             -       31,773
    Stock transfer and filings               615             -            -
    Telephone                              1,730         4,156        1,192
    Travel                                 2,972         8,174        5,337
    Wages and benefits                   146,184       166,929      116,834
 -----------------------------------------------------------------------------
                                         305,856       320,694      218,702
 -----------------------------------------------------------------------------
 Net income (loss) for the period      $ (60,245)     $ 24,315   $ (100,790)
 -----------------------------------------------------------------------------

 Net income (loss) per common share:
      - basic                           $  (0.01)      $  0.01    $   (0.04)
      - diluted                         $  (0.01)      $  0.01    $   (0.04)

 Weighted average common shares
  outstanding, basic and diluted
  (Note 2(g))                          4,856,062     2,714,795    2,695,068
 -----------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

MarketU Inc.
(Formerly North American Resort and Golf, Inc.)
Consolidated Statements of Stockholders' Deficiency and Comprehensive Income
(Loss)
(Expressed in U.S. Dollars)

Seven months ended July 31, 2000 and years ended December 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------


                                                                     Accumulated
                                         Additional   Series A       other compre-
                           Common Stock   paid-in   Preferred Stock    hensive       Accumulated
                         Shares   Amount  capital  Shares    Amount  income (loss)     deficit      Total


-----------------------------------------------------------------------------------------------------------

Balance, December 31,      100      $70    $   -       -     $   -       $1,926       $(111,148)  $(109,152)
1997

Issuance of common
stock for cash             200      133        -       -         -            -               -         133

Comprehensive loss:
 Translation adjustment      -        -        -       -         -          (57)              -         (57)
 Loss for the period         -        -        -       -         -            -        (100,790)   (100,790)
 ------------------------------------------------------------------------------------------------------------
                                                                                                   (100,847)
 ------------------------------------------------------------------------------------------------------------
Balance, December 31,      300      203        -       -         -        1,869        (211,938)   (209,866)
1998

Issuance of common
stock for cash             200      136        -       -         -            -               -        136

Dividends paid by
Home Finders Realty
prior to
recapitalization             -        -        -       -         -            -         (13,857)   (13,857)

Comprehensive income:
 Translation adjustment      -        -        -       -         -        1,637               -      1,637
 Income for the period       -        -        -       -         -            -          24,315     24,315
    -------------------------------------------------------------------------------------------------------
                                                                                                    25,952
-----------------------------------------------------------------------------------------------------------
Balance, December 31,      500      339        -       -         -        3,506        (201,480)  (197,635)
1999

Shares deemed to be
issued on
recapitalization
transaction (Note
2(a))                4,988,867        -        -  4,500,000  83,468           -               -    83,468

Common stock issued
for cash, May 5, 2000
at $0.75 per share,
net of issuance costs
of $ nil                65,000       65   48,685          -       -           -               -    48,750

Comprehensive loss:
    Translation              -        -        -          -       -       1,363               -     1,363
    adjustment
    Loss for the             -        -        -          -       -           -         (60,245)  (60,245)
    period
    -------------------------------------------------------------------------------------------------------
                             -        -        -          -       -       1,363         (60,245)  (58,882)
    -------------------------------------------------------------------------------------------------------
Balance, July 31,
 2000                5,054,367    $ 404  $48,685  4,500,000  $83,468    $ 4,869       $(261,725) $(124,299)
-----------------------------------------------------------------------------------------------------------



          See accompanying notes to consolidated financial statements.

MarketU Inc.
(Formerly North American Resort and Golf, Inc.)
Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

 ------------------------------------------------------------------------------
                                             Seven        Year        Year
                                             months       ended       ended
                                             ended     December 31  December 31
                                             July 31       1999        1998
                                              2000
 ------------------------------------------------------------------------------
 Cash flows from operating activities:
    Income (loss) for the period            $(60,245)    $24,315    $(100,790)
    Items not involving cash:
    Amortization                               5,784      20,880        2,434
    Deferred recapitalization costs           36,987           -            -
    Amortization of web site
    development costs                         19,264      15,502        2,283
    Changes in operating asset
    and liabilities:
       Accounts receivable                    36,795      (1,846)           -
       Prepaid expenses                        7,555      10,288      (20,200)
       Accounts payable and                   70,761      23,830       10,451
       accrued liabilities
       Unearned revenue                      (38,899)    (51,525)     103,061
   -----------------------------------------------------------------------------
    Net cash provided by (used
    by) operating activities                  78,002      41,444       (2,761)

 Cash flows from investing activities:
    Deferred recapitalization costs                -     (55,429)           -
    Purchase of fixed assets                  (1,180)    (26,817)      (9,547)
    Web site development                     (39,607)    (26,440)      (4,565)
    Cash acquired on
    recapitalization                           6,097           -            -
    Security deposits                         (7,139)     (3,671)           -
 -------------------------------------------------------------------------------
 Net cash used in investing activities       (41,829)   (112,357)     (14,112)

 Cash flows from financing activities:
    Net proceeds from issuances
    of and subscriptions for common stock     48,750         136          133
    Advances from related party                    -       51,171           -
    Repayment of advances to related party    (1,783)           -           -
    Advances from shareholder                      -            -      27,367
    Advances to shareholder                  (59,195)     (38,856)          -
    Repayment of promissory notes            (46,346)           -           -
    Proceeds from promissory notes            15,804       55,249           -

    ----------------------------------------------------------------------------
    Net cash provided by (used
    in) financing activities                 (42,770)      67,700      27,500

 -------------------------------------------------------------------------------
 Increase (decrease) in cash                  (6,597)      (3,213)     10,627

 Cash, beginning of period                     9,631       12,844       2,217

 -------------------------------------------------------------------------------
 Cash, end of period                         $ 3,034     $  9,631    $ 12,844
 -------------------------------------------------------------------------------

 Supplementary disclosure:
    Non-cash transactions:
       Stock issued on
       recapitalization, net of
       cash acquired (Note 2(a))             $77,371       $    -      $    -
       Dividends credited to
       shareholder loan by
       subsidiary prior to the
       reverse take over                      $    -     $ 13,857      $    -
    Interest paid                            $ 2,425       $    -      $    -
    Taxes paid                                $    -       $    -      $    -
 -------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

MarketU Inc.
(Formerly North American Resort and Golf, Inc.)
Notes to Consolidated Financial Statements
(Expressed in U.S. Dollars)

Seven months ended July 31, 2000 and year ended December 31, 1999

--------------------------------------------------------------------------------

1. General operations:

   North American Resorts & Golf, Inc. ( "NARG") was incorporated under the laws of the State of Nevada on June 4, 1997. On April 28, 2000, NARG acquired two Canadian subsidiaries in a series of transactions that have been accounted for as a recapitalization of the Canadian subsidiaries (Note 2(a)). For purposes of these consolidated financial statements the reporting entity is defined as the Company. On June 27, 2000 the Company changed its name to MarketU Inc. Prior to the recapitalization, NARG was a development stage company as it was devoting substantially all efforts to the identification and development of new business opportunities.

   Since the transactions on April 28, 2000, the Company's primary business activity is to provide a service which allows real estate professionals and the general public to find customer service oriented realtors in North American cities through the Company's web sites AMRR.com and CMRR.com.


2.    Significant accounting policies:

   (a)      Basis of presentation:

      On April 28, 2000, NARG acquired all of the issued and outstanding shares of Home Finders Realty Inc. and Most Referred Real Estate Agents Inc. (collectively referred to as "Home Finders Realty"). Home Finders Realty was incorporated in British Columbia, Canada on April 1, 1981. Most
      Referred  Real  Estate  Agents  Inc.  was  incorporated  under the  Canada
      Business  Corporations  Act  on  August  5,  1997.  This  transaction  was completed by issuing 4,500,000 voting Series A Preferred shares to the shareholders of Home Finders Realty. Upon completion of this transaction the former shareholders of Home Finders Realty held approximately 47.4% of the voting shares of the Company. The Home Finders Realty shareholders also had options to acquire from existing Company shareholders approximately 11% of the existing common shares. Collectively the former shareholders of Home Finders Realty directly and indirectly controlled approximately 58.4% of the voting shares of the Company.

      The steps utilized to complete this transaction were as follows:

(i)  NARG   incorporated   604587  British  Columbia  Ltd.   ("604587"),   as  a
     wholly-owned subsidiary, to facilitate the transaction. 604587's sole purpose was to facilitate the transaction and has no operations.

(ii) 604587 issued 4,500,000 non-voting preferred shares and NARG issued 4,500,000 voting Series A preferred shares, to the former shareholders of Home Finders Realty in exchange for all of the issued and outstanding common shares of Home Finders Realty.

         The preferred shareholders of 604587 and the Company can cause, at their option, the Company to convert one preferred share in 604587 and one Series A preferred share of the Company into one common share of the Company. This is summarized as follows:

                                                     Shares of
                                                        the
                                                     Company's
                     Series A     Preferred shares  common stock
                 preferred shares    of 604587        issuable
                                                    upon exchange

                    4,500,000        4,500,000       4,500,000
                    =========        =========       =========

      This business combination has been accounted for as a recapitalization of NARG by Home Finders Realty.

      Application of recapitalization accounting results in the following:

      (i)The consolidated financial statements are issued under the name of the Company, but are considered a continuation of the combined financial statements of Home Finders Realty. Accordingly, the comparative financial information is based on Home Finders Realty's fiscal years ended December 31, 1999 and 1998.

(ii) The stockholder's deficit is presented as a continuation of Home Finders Realty.

      (iii) The acquisition was accounted for as a recapitalization of Home Finders Realty, effectively representing an issue of shares by Home Finders Realty for the net monetary assets of NARG.

         The net monetary assets acquired are as follows:

         ----------------------------------------------------------

         Cash                                              $ 6,097
         Other working capital, net                         77,371
         ----------------------------------------------------------
         Value assigned to Series A preferred shares
         issued                                            $83,468
         ----------------------------------------------------------

         Acquisition   related   costs  of  $36,987   were   incurred   on  this
         recapitalization and have been recorded in professional fees and other expenses.

         The historical financial statements reflect the financial position of Home Finders Realty from the date of its incorporation, consolidated with those of NARG from April 28, 2000. The assets and liabilities of Home Finders Realty are recorded at their historical costs without adjustment for the recapitalization transaction.

         The following is a continuity of the legal share capital of NARG up to the date of recapitalization:

         ----------------------------------------------------------
                                                         Number of
                                                            shares
         ----------------------------------------------------------
         Balance, December 31, 1997                      4,523,200

         Issued for cash on April 3, 1998                   20,200
         Issued for cash on exercise of options on           8,800
         April 3, 1998

         ----------------------------------------------------------
         Balance, December 31, 1998                      4,552,200

         Issued for cash on December 15, 1999              200,000

         ----------------------------------------------------------
         Balance, December 31, 1999                      4,752,200

         Issued for cash on March 17, 2000                 237,167

         ----------------------------------------------------------
         Balance at April 28, 2000                       4,989,367

         Less:  Home Finders Realty shares                   (500)
         outstanding at April 28, 2000

         ----------------------------------------------------------
         Shares deemed to be issued on                   4,988,867
         recapitalization
         ----------------------------------------------------------


   (b)      Consolidation:

      The consolidated financial statements include the accounts of the Company and all of its directly and indirectly owned subsidiaries as follows:

               Most Referred Real Estate Agents Inc.
               Home Finders Realty Ltd.
               604587 British Columbia Ltd.

      All  significant   intercompany   balances  and  transactions   have  been
      eliminated in the consolidated financial statements.

   (c)      Use of estimates:

      The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and reported revenues and expenses for the reporting period. Actual results may significantly differ from those estimates.

   (d)      Foreign currency translation:

      The Company's reporting and functional currency is the U.S. dollar. The operations of the Company's subsidiaries are located in Mission, Canada and their functional currency is the Canadian dollar. The operations have been translated into U.S. dollars using the current rate method whereby the assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenue and expenses are translated at the average rates of exchange during the year.

      Adjustments from the translation of the subsidiaries financial information are included in comprehensive income (loss) and as a separate component of stockholders' deficiency.

   (e)      Fixed assets:

      Fixed assets are recorded at cost. Amortization has been provided on the declining balance basis using the following rates:

               Office equipment                         20%
               Automotive equipment                     30%
               Computer hardware                        30%
               Computer software                       100%

   (f)      Income taxes:

      The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

      Deferred income taxes are provided based on the estimated future tax effects of timing differences between financial statement carrying amounts of assets and liabilities and their respective tax basis as well as the benefit of losses available to be carried forward to future years for tax purposes.

   (f)      Income taxes (continued):

      Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such future tax assets will not be realized.

   (g)      Net loss per share:

      Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has a net loss in the seven month period ending July 31 and the year ended December 31, 1998, basic and diluted net loss per share are the same. Net loss per share for December 1999 and 1998 are calculated on the basis of Home Finders Realty's effective weighted average number of diluted shares of the Company calculated on an assumed post conversion basis.

   (h)      Web site development:

      Web site development, including customizing database software, development of HTML web page templates and installation of servers as well as significant upgrades and enhancements, are capitalized. Amortization of these costs is provided for over two years on a straight-line basis and is recorded as part of web site maintenance and development.

   (i)      Stock-based compensation:

      The Company accounts for its employee stock-based compensation arrangement in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense under fixed plans is recorded on the date of grant only if the market value of the underlying stock at the date of grant exceeds the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the equity instruments issued.

      SFAS No. 123, Accounting for Stock Based Compensation, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

   (i)      Stock-based compensation (continued):

      Pro forma loss and pro forma loss per share are disclosed in Note 11(b).

   (j)      Revenue recognition:

      The Company earns revenues from the sale of annual non-refundable realtor memberships and through referral fees resulting when a person buys or sells a house through a member realtor referred by the Company. Membership fees are recognized over the membership period from the commencement of the membership term. Referral fees are recorded when earned and received from the members.

3. Due from shareholder:

   The amount due from shareholder is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of the Company.

4. Deferred recapitalization costs:

   During the year ended December 31, 1999, Home Finders Realty incurred $55,429 in costs related to the proposed transaction with NARG. On April 28, 2000, the Company completed this transaction at which time $36,987 in costs were expensed with the balance of $18,442 charged back to the former shareholders of Home Finders Realty for their portion of the costs.

5. Fixed assets:

   Fixed assets consist of the following:

   ----------------------------------------------------------------
                                              July 31    December  31
                                                2000         1999
   ----------------------------------------------------------------
   Cost:
        Automotive                           $ 7,172        $7,172
        Computer equipment                    16,278        15,979
        Computer software                     25,813        24,912
        Office equipment                      10,787         9,863
       ------------------------------------------------------------
                                              60,050        57,926
       ------------------------------------------------------------

   Accumulated amortization:
     Automotive                                3,341         2,388
     Computer equipment                        5,064         3,229
     Computer software                        11,246         7,748
     Office equipment                         10,305         9,863
       ------------------------------------------------------------
                                              29,956        23,228
       ------------------------------------------------------------
   Net book value                            $30,094       $34,698
   ----------------------------------------------------------------



6. Web site development:

   ----------------------------------------------------------------
                                             July 31     December  31
                                                2000        1999
   ----------------------------------------------------------------

   Cost                                      $70,612       $31,005

   Less accumulated amortization              37,049        17,785
   ----------------------------------------------------------------
   Net book value                            $33,563       $13,220
   ----------------------------------------------------------------

7. Promissory notes payable:

   ----------------------------------------------------------------
                                             July 31     December  31
                                                2000        1999
   ----------------------------------------------------------------

   Note payable, with interest at 10%
   (reduced to 8.5% if fully repaid by
   December 2, 2000), no fixed terms of       $9,083       $55,429
   repayment; secured - see below

   Note payable, with interest at 10% per
   annum (reduced to 8.5% if fully repaid
   by December 2, 2000), no fixed terms of    15,804             -
   repayment; secured - see below
   ----------------------------------------------------------------
                                             $24,887       $55,429
   ----------------------------------------------------------------

   The above promissory notes are secured by a general security agreement over all of the assets of the Company's subsidiary, Home Finders Realty Ltd.

8. Payable to related party:

   ----------------------------------------------------------------
                                             July 31     December  31
                                                2000        1999
   ----------------------------------------------------------------
   Due to AMRR.com Inc. ("AMRR"), without
   interest or specified terms of repayment   $49,388       $51,171
   ----------------------------------------------------------------

   A director of the Company is the sole director of AMRR.

   The Company leases computer and office equipment with a cost of approximately $31,000 from AMRR for $1 per year.



9. Income taxes:

   The Company has income tax loss carryforwards of approximately $154,000 which are available to reduce future taxable income. The benefits of the losses has not been recognized in the financial statements. The losses will expire as follows:

                               Canada      U.S.       Total

                2005          $26,000      $   -     $26,000
                2006          $24,000      $   -     $24,000
                2007          $44,000      $   -     $44,000
                2010            $   -    $60,000     $60,000

   Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance has been recognized to fully offset the net future tax assets as realization of such net assets is uncertain.

   ----------------------------------------------------------------
                                             July 31     December  31
                                                2000        1999
   ----------------------------------------------------------------
   Deferred tax assets:
    Operating loss carryforwards             $67,000       $22,000
    Unearned revenues                         59,000        77,000
       ------------------------------------------------------------
                                             126,000        99,000

   Valuation allowance for deferred tax     (109,000)     (79,000)
   assets
   ----------------------------------------------------------------
   Net deferred tax assets                    17,000        20,000

   Deferred tax liabilities:
    Capital assets and web site development   (5,000)       (4,000)
    Prepaid expenses                         (12,000)      (16,000)
       ------------------------------------------------------------
                                             (17,000)      (20,000)
    ---------------------------------------------------------------
                                              $    -        $    -
   ----------------------------------------------------------------

10.   Financial instruments:

   The Company's financial instruments consist of cash, accounts receivable, security deposit, amount due to (from) shareholder, accounts payable and accrued liabilities, promissory notes payable and payable to related party. It is the opinion of management that the maximum credit risk equals their carrying values.

   Fair value:

   The carrying values of cash, accounts receivable, security deposit, amount due from shareholders, accounts payable and accrued liabilities, promissory notes payable and payable to related party approximate fair value due to the short-term maturities of these instruments.

   It is not practicable to determine the fair value of the amounts due from shareholders nor amounts due to related parties due to their related party nature and the absence of a secondary market for such instruments.

   Foreign Exchange Risk:

The Company's Canadian subsidiaries, Home Finders Realty Inc. and Most Referred Real Estate Agents Inc., operate in Canadian dollars. As a result, the amounts included in the consolidated financial statements relating to these two subsidiaries will fluctuate with the Canadian foreign exchange rate.



11.   Share capital:

   (a) Authorized:
         50,000,000 Common shares, par value of $0.001 per share
         10,000,000 Preferred shares, par value $0.001 per share, designated as follows:
               4,500,000 Series A preferred shares (1999 - nil)
               5,500,000 Unissued and undesignated (1999 - 10,000,000)

      During the period, the Company created the Series A preferred shares and allocated 4,500,000 of the Preferred shares to Series A.

      Each share of the Company's Series A preferred stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders. The Series A preferred shares are not entitled to any dividends or any distributions upon the liquidation of the Company.

      One Series A preferred share of the Company together with one preferred share of 604587 British Columbia Ltd. may be exchanged for one share of the Company's common stock. Otherwise, the rights and preferences of the unissued and undesignated Preferred shares have not been determined.

   (b)      Options:

      The following table sets forth information concerning the options granted to the Company's officers, directors, employees and others and the exercise price as of July 31, 2000:

      -------------------------------------------------------------
                                              Number
                                                of
                              Expiry date     options       Exercise
                                              granted        price
      -------------------------------------------------------------
      Options issued before   December 6,
      recapitalization        2001            400,000 1      $0.25
      transaction:
                              March 1, 2001   300,000 2      $1.00
      -------------------------------------------------------------
      Options deemed issued
       at April 28, 2000                      700,000

      Options issued since    August 1, 2003  567,000 4      $0.43
        April 28, 2000 3
      -------------------------------------------------------------
                                            1,267,000
      -------------------------------------------------------------

      1 All of these options were cancelled subsequent to July 31, 2000.

      2 Subsequent to July 31, 2000, 200,000 of these options were cancelled.

      3  These options were not exercisable before August 1, 2000.

      4 Subsequent to July 31, 2000, 40,000 of these options were cancelled.

      At the time of grant the market value of all options did not exceed the exercise price. No options were exercised during the seven months ending July 31, 2000.

      During the seven months ending July 31, 2000, the following options, included in the total above, have been issued and remain unexercised as of July 31, 2000 under the "Incentive Stock Option Plan":

      -------------------------------------------------------------
                                              Number
                                                of
      Date of grant           Expiry date     options       Exercise
                                              granted       price
      -------------------------------------------------------------
      Incentive Stock Option
      Plan:
       May 20, 2000 3        August 1, 2003    50,000       $0.43
      -------------------------------------------------------------



      The fair value of options granted in fiscal was $0.29 per share.

      Pro forma income (loss) and income (loss) per share after consideration of fair market value of share options granted is as follows:

      -------------------------------------------------------------------
                                 Seven months    Year ended   Year ended
                                ended July 31,    December     December
                                   2000           31, 1999     31, 1998
      -------------------------------------------------------------------
      Net income (loss) as      $(60,245)         $24,315     $(100,790)
      reported

      Pro forma compensation    (125,310)               -             -
      for stock options
      -------------------------------------------------------------------
      Pro forma income (loss)  $(185,555)         $24,315     $(100,790)
      -------------------------------------------------------------------
      Pro forma net income
      (loss) per share, basic    $ (0.04)           $0.01        $(0.04)
      -------------------------------------------------------------------

   (c)      Warrants:

      The following table sets forth information concerning warrants granted:


      -------------------------------------------------------------------
                                                 Number
                                                   of         Exercise price
                               Expiry date       options
                                                 granted
      -------------------------------------------------------------------

      Warrants issued before
      recapitalization
      transaction:          December 22, 2001     200,000        $0.51 per share
                                                                 to December 22,
                                                                 2000 $0.75 per
                                                                 share after
                                                                 December 22,
                                                                 2000

                             February 10, 2001     50,000        $0.75 per share
                             March 10, 2001        61,500        $0.75 per share
                             March 17, 2001        59,000        $1.00 per share
                             March 17, 2001        66,667        $1.00 per share
      --------------------------------------------------------------------------
      Warrants deemed
      issued at April 28, 2000                    437,167

      Warrants issued since
      April 28, 2000:           May 1, 2001        65,000        $1.25 per share
                                May 1, 2001        65,000        $1.50 per share
      --------------------------------------------------------------------------
                                                  567,167
      --------------------------------------------------------------------------


12.   Stock compensation plans:

   (a)      Incentive Stock Option Plan:

      The incentive stock option plan authorizes the issuance of options to purchase shares of the Company's common stock. Only officers, directors, and employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.

      The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of the Company may not be exercisable after five years from the date of grant.

      The purchase price per share of common stock, purchasable under an option, is determined by the Company's Board of Directors but cannot be less than the fair market value of the common stock on the date of the grant of the option.

   (b)      Non-Qualified Stock Option Plan:

      The non-qualified stock option plan authorizes the issuance of options to purchase shares of the Company's common stock to the Company's employees, directors, officers, consultants or advisors and such services. The option exercise price and expiration date are determined by the Company's Board of Directors.

   (c)      Stock Bonus Plan:

      The Company's stock bonus plan authorizes the issuance of shares of common stock to the Company's employees, directors, officers, consultants and advisors provided however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

   All  options  outstanding  and  issued  during  the period are listed in Note
11(b).

13.   Subsequent events:

   On October 19, 2000, the Company issued 3,133,787 common shares of the Company for $0.15 each through a private placement. The money raised by this issuance of shares was approximately $470,000. In conjunction with this transaction the Company issued warrants to the purchasers that, upon exercise, allow them to acquire an additional 1,566,893 shares as follows:

       Up to October 18, 2001                  $0.25 per share
       From October 19, 2001 to October 18,
       2002                                    $0.30 per share

   These warrants expire October 18, 2002.

   On October 19, 2000, the Company conditionally allotted 1,566,893 common shares from treasury for these warrants.


14.   Segmented information:

   Management has determined that the Company operates in one operating segment which involves the generation of real estate referrals. Substantially all of the Company's operations, assets and employees are located in Canada;
   however, substantially all of the Company's revenues are from customers located in the United States.

                                  MARKETU INC.
                  (Formerly North American Resort & Golf, Inc.)


                                October 31, 2000
                                   (Unaudited)
                            (Stated in U.S. Dollars)

                                  MARKETU INC.

                       INTERIM CONSOLIDATED BALANCE SHEET
                            (Stated in U.S. Dollars)

                                                October 31, 2000    July 31
                                                  (Unaudited)        2000
                                                ----------------    -------
ASSETS
Current
Cash                                                $197,820          $3,034
Accounts receivable                                   10,077           6,821
Security deposit                                      18,236          10,810
Prepaid expenses                                      29,021          29,045
                                                   ---------          ------
                                                     255,154          49,710

Due from shareholder (note 4)                         74,813          69,241
Fixed assets                                          42,081          30,094
Website development                                   39,355          33,563
                                                  ----------      ----------
                                                    $411,403        $182,608
                                                  ==========      ==========
 LIABILITIES
 Current
 Accounts payable and accrued liabilities            $55,528         $95,143
 Unearned revenue                                    117,872         137,489
                                                     -------         -------
                                                     173,400         232,632
 Promissory notes payable                                 --          24,887
 Due to related party (note 5)                        45,271          49,388

 STOCKHOLDERS' EQUITY
 Capital Stock (note 3)
 Authorized:
 50,000,000 common shares, par value
  $0.001 per share 10,000,000 preferred
  shares, par value $0.001 per share
  designated as follows:
(a)  4,500,000 Series A preferred shares
      with no par value
(b)  5,500,000 unissued and undesignated.
      The rights and preferences of these
      unissued preferred shares have not
      been determined.
 Issued and Outstanding:
    8,259,154 common shares at October 31, 2000
     and 5,054,367 at July 31, 2000                    3,065             404
 Additional paid in capital                          450,079          48,685
    4,500,000 Series A preferred shares               83,468          83,468
                                                    --------        --------
                                                     536,612         132,557
 Accumulative other comprehensive income
    Cumulative Translation Adjustment                  3,251           4,869

 Deficit                                            (347,131)       (261,725)
                                                    ---------       ---------
                                                     192,732        (124,299)
                                                    $411,403        $182,608
                                                    =========       =========

       See accompanying notes to interim consolidated financial statements

                                  MARKETU INC.

               INTERIM CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                                   (Unaudited)
                            (Stated in U.S. Dollars)

                                                        THREE MONTHS ENDED
                                                             OCTOBER 31
                                                        2000            1999
                                                       ----------------------
 Revenue
 Referral fees and membership dues                   $ 148,599      $160,366
 Other                                                     507            --
                                                     ---------  ------------
                                                       149,106       160,366
 Direct Costs
 Commissions                                            23,035        24,598
 Courier                                                   409           800
 Credit card                                             1,982         2,109
 Office and miscellaneous                                   --            --
 Telephone                                               6,841         6,413
 Wages and benefits                                      4,853        10,721
 Website maintenance and development                    20,187         9,618
                                                        ------         -----
                                                        57,307        54,259
                                                        ------        ------
                                                        91,799       106,107
 Expenses
 Advertising and promotion                                 232           977
 Amortization                                            2,207         3,058
 Automobile                                                866           823
 Bank charges and interest                               2,047           999
 Computer services                                       1,730         1,120
 Insurance and licensing                                 1,322         1,918
 Investor relations and marketing                        2,208            --
 Management fees                                        23,638            --
 Membership and dues                                        --           366
 Office rent                                             4,185         4,543
 Office supplies                                         1,011         1,774
 Professional fees                                      36,022           188
 Maintenance and utilities                                 988         2,031
 Stock based compensation                               17,750            --
 Telephone                                                 728           659
 Travel                                                  6,849         2,043
 Wages and benefits                                     75,422        51,100
                                                      --------        ------
                                                       177,205        71,599
 Income (Loss) For The Period                          (85,406)       34,508
 Deficit, Beginning Of Period                         (261,725)      (81,734)
                                                      ---------      --------
 Deficit, End Of Period                              $(347,131)     $(47,226)
                                                     ==========     =========

 Net Income (Loss) Per Common Share, basic and diluted
     Basic                                        $     (0.02)   $      0.01
     Diluted                                      $     (0.02)   $      0.01
                                                  ============   ===========

Weighted Average Number Of Shares Outstanding,
     Basic                                           5,051,593     2,700,000
     diluted                                         5,051,593     3,300,000
                                                     =========     =========

       See accompanying notes to interim consolidated financial statements

                                  MARKETU INC.

                  IINTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)
                            (Stated in U.S. Dollars)

-------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED
                                                           OCTOBER 31, 2000
                                                            2000        1999
-------------------------------------------------------------------------------

Cash Flows From Operating Activities
   Net income (loss) for the period                       $(85,406) $  34,508
   Add:  Non-cash items:
      Amortization                                           2,207      3,058
      Amortization of website costs                         12,970      3,336
      Stock based compensation                              17,750         -
   Change in non-cash working capital balances related
     to operations
      Accounts receivable                                   (3,256)      (155)
      Prepaid expenses                                          24     (2,309)
      Accounts payable and accrued liabilities             (39,467)    (2,787)
      Unearned revenue                                     (19,617)    (8,548)
                                                        -----------------------
                                                          (114,795)    27,103
                                                        -----------------------

Cash Flows From Investing Activities
   Acquisition of fixed assets                             (14,637)        -
   Website development                                     (20,086)    (6,638)
   Security deposits                                        (7,426)        -
                                                        -----------------------
                                                           (42,149)    (6,638)
                                                        -----------------------

Cash Flows From Financing Activities
   Common stock issued                                     386,305         -
   Advances to related party                                (4,117)      (337)
   Advances to shareholder                                  (5,572)   (22,020)
   Repayment of promissory notes                           (24,886)        -
                                                        -----------------------
                                                           351,730    (22,357)
                                                        -----------------------

Increase (Decrease) In Cash During The Period              194,786     (1,892)

Cash, Beginning Of Period                                    3,034      4,926
                                                        -----------------------

Cash, End Of Period                                       $197,820    $  3,034
===============================================================================

       See accompanying notes to interim consolidated financial statements

                                  MARKETU INC.
           IINTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND
                          COMPREHENSIVE INCOME (LOSS)
                                OCTOBER 31, 2000
                                   (Unaudited)
                            (Stated in U.S. Dollars)



                                                       ADDITIONAL SERIES A PREFERRED Accumulated
                                     COMMON STOCK       PAID IN         STOCK           Other
                                                        CAPITAL                      Comprehen-sive
                                                                                       income    Accumulated
                                                                                       (loss)     Deficit      Total
                                   Number                          Number
                                     Of                              Of
                                   Shares     Amount     Amount    Shares    Amount
                                 ---------------------------------------------------------------------------------------

Balance, July 31, 1999                 500    $  339     $    --       -      $         $  3,506   $(81,734)   $(77,889)
                                                                                --

Comprehensive income
   Translation adjustment              -        -           -          -         -                     -        (2,234)
                                                                                        (2,234)
   Income for the period               -        -           -          -         -         -        34,508      34,508
                                 ----------------------------------------------------------------------------------------
                                                                                                                32,274
                                 ----------------------------------------------------------------------------------------
Balance, October 31, 1999              500    $  339     $   --        -      $         $  1,272   $(47,226)   $(45,615)
                                                                                --
                                 ========================================================================================

Balance, July 31, 2000           5,054,367      404      $48,685  4,500,000   $83,468   $4,869     $(261,725)  $(124,299)

Common    stock    issued    for    71,000       71       17,679       -         -         -           -        17,750
compensation
  on August 8, 2000 for deemed
  issuance  price of  $0.25  per
share

Common stock issued for cash on  2,589,569    2,590      383,715       -         -         -           -       386,305
  October  19, 2000 at $0.15 per
share,
  net  of   issuance   costs  of
$2,130

Issuance of common stock under     544,218      544      81,089        -         -         -           -        81,633
  subscription  on  October  19,
2000
  at $0.15 per share
  Less:   note   receivable  for       -       (544)     (81,089)      -         -         -           -       (81,633)
subscription

Comprehensive loss
  Translation adjustment               -        -            -         -         -      (1,618)        -        (1,618)
  Loss for the period                  -        -            -         -         -         -       (85,406)    (85,406)
                                 ----------------------------------------------------------------------------------------
                                                                                                               (87,024)
                                 ----------------------------------------------------------------------------------------
Balance, October 31, 2000        8,259,154  $ 3,065    $ 450,079  4,500,000 $ 83,468   $ 3,251   $ (347,131)  $192,732
                                 ========================================================================================


       See accompanying notes to interim consolidated financial statements

                                  MARKETU INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2000
                                   (Unaudited)
                            (Stated in U.S. Dollars)


1. GENERAL OPERATIONS:

   MarketU, Inc. (the "Company") was incorporated under the laws of Nevada on June 4, 1997. On April 28, 2000, the Company acquired two Canadian corporations in a transaction that was accounted for as a recapitalization of the Canadian corporations. For purposes of these consolidated financial statements the historical financial statements of these two Canadian corporations are the historical financial statements of the Company. Prior to the recapitalization, the Company was in the development stage company as it was devoting substantially all of its efforts to the identification and development of new business opportunities.

   Following the acquisition described above, the Company's primary business activity is providing a service which allows real estate professionals and the general public to find customer service oriented realtors in North American cities through the Company's web sites AMRR.com and CMRR.com.

2.    SIGNIFICANT ACCOUNTING POLICIES

   The interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States


   a) Consolidation:

The interim consolidated financial statements include the accounts of the Company and its subsidiaries: Most Referred Real Estate Agents Inc., Home Finders Realty Ltd. (collectively "Home Finders Realty"), and 604587 British Columbia Ltd. All significant intercompany balances and transactions have been eliminated in the interim consolidated financial statements.

   b) Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

c) The accompanying unaudited financial statements have been prepared in accordance with Item 310 (b) of Regulation S-B, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders'

                                  MARKETU INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2000
                                   (Unaudited)
                            (Stated in U.S. Dollars)

equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Readers of these financial statements should read the audited financial statements of the Company for the year ended July 31, 2000 which are included elsewhere in this prospectus. Operating results for the three months ended October 31, 2000 are not necessarily indicative of the results that can be expected for the year ending July 31, 2001.

3. CAPITAL STOCK

a) As of October 31, 2000, the Company has outstanding stock options for the purchase of common shares as follows:

            100,000 shares at $1.00 per share to March 1, 2001 527,000 shares at $0.43 per share to August 1, 2003.

b) As of October 31, 2000 the Company had outstanding warrants for the purchase of common shares as follows:

        Number       Exercise Price                Expiration Date
       Of Shares    Year 1     Year 2         Year 1              Year 2
      -------------------------------------------------------------------------

       200,000      $ 0.50     $ 0.75     December 22, 2000    December 22,2001
        50,000      $ 0.75                February 10, 2001
        61,500      $ 0.75                March 10, 2001
       125,667      $ 1.00                March 17, 2001
          65,000    $ 1.25                May 1, 2001
          65,000    $ 1.50                May 1, 2001
      1,566,893     $ 0.25     $ 0.30     October 18, 2001     October 18, 2002

   During the three month period ended October 31, 2000 the following share transactions occurred:

         a) On August 8, 2000 the Company issued 15,000 common shares to an employee and 56,000 common shares to a former director for services rendered.
         b) On October 19, 2000, the Company sold 3,133,787 units at a price of US$0.15 per unit to two persons. Each unit consists of one common share and a one-half non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase one additional share at a price of US$0.25 if

                                  MARKETU INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2000
                                   (Unaudited)
                            (Stated in U.S. Dollars)


              exercised prior to October 19, 2001 and at a price of US$0.30 per share if exercised prior to October 19, 2002. The warrants will expire on October 18, 2002. The Company received cash proceeds of $386,305, net of issuance costs, for 2,589,569 shares and a promissory note in the amount of $81,633 for the remaining 544,218 shares.

4. DUE FROM SHAREHOLDER

   The amount due from shareholder is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of the Company.

5.   DUE TO RELATED PARTY
                                               October 31, 2000    July 31, 2000
                                                  (Unaudited)
                                               ----------------    -------------
    Due to AMRR.com, Inc. ("AMRR"), without
     interest or specified terms of repayment     $  45,271           $49,388
                                                  =========          ========

   A director of the Company is the sole director of AMRR.

   The Company leases computer and office equipment with a cost of approximately $31,000 from AMRR for $1 per year.

6.   SUBSEQUENT EVENT

On December 12, 2000, the Company delivered a Share Purchase Agreement, scheduled to close on January 25, 2001, to the shareholders of a related company, AMRR.com, Inc. ("AMRR"), to acquire all of the issued and outstanding shares of AMRR. The Purchase Agreement offers two (2) common shares in MarketU, Inc. for each issued and outstanding common share of AMRR. If all shareholders of AMRR accept the Company's offer the Company will issue 513,912 shares of its common stock to the shareholders of AMRR. As of December 15, 2000 AMRR had assets of approximately $80,000 and was not conducting any business.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must no be relied upon as having been authorized by MarketU. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make any offer or solicitation.

                                TABLE OF CONTENTS

Prospectus Summary.........................................................
Risk Factors...............................................................
Management's Discussion And Analysis Of Financial
 Condition And Results Of Operations.......................................
Market For Common Stock....................................................
Business...................................................................
Management.................................................................
Principal and Selling Shareholders.........................................
Plan Of Distribution.......................................................
Description Of Securities..................................................
Legal Proceedings..........................................................
Experts....................................................................
Indemnification............................................................




                           --------------------------
                                  Common Stock

                                  MARKETU INC.

                           --------------------------
                                   PROSPECTUS
                           --------------------------

                                     PART II

ITEM 24.   Indemnification Of Directors And Officers

Pursuant to the Nevada Revised Statutes a Nevada corporation has the power to indemnify its directors, officers, employees and agents. Pursuant to Article 7 of the Company's Articles of Incorporation, the personal liability of the Company's directors and officers is limited to the fullest extent permitted by Nevada law.


ITEM 25.   Other Expenses Of Issuance And Distribution

The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement:

      SEC Registration Fee                        $637
      Printing Fees                                100
      Legal Fees and Expenses                   15,000
      Accounting Fees and Expenses               5,000
      Blue Sky Fees                              2,000
      Miscellaneous                                263
                                              --------

      Total                                    $20,000
                                               =======


All of the above expenses will be paid by the Company.


ITEM 26.   Recent Sales Of Unregistered Securities

The Company has sold the following securities which were not registered under the Securities Act of 1933.


--------------------------------------------------------------------------------
                                   Number of
    Date             Name          Securities     Consideration   Note Reference
--------------------------------------------------------------------------------
June 1997    One person           2,500,000        Services               A
                                                   rendered
--------------------------------------------------------------------------------
Year ended   64 persons           2,052,200        cash, services         B
Jul. 31,                          shares of        rendered and
1998                              common stock     other
                                                   property,
                                                   totalling
                                                   $86,680
--------------------------------------------------------------------------------
Dec. 1999    Sierra Group, Inc.   200,000 shares   $50,000 in cash        A
                                  of common stock
                                  warrants to
                                  acquire 200,000
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Feb. 2000    Pegasus Investments  50,000 shares    $25,000 in cash        A
             Limited              of common stock
                                  warrants to
                                  acquire 50,000
                                  shares of
                                  common stock
--------------------------------------------------------------------------------

Mar. 2000    Shamrock Asset       120,500 shares   $75,000 in cash        A
             Management Corp.     of common stock
                                  warrants to
                                  acquire 120,500
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Mar. 2000    Popcorn Holdings,    66,667 shares    $50,000 in cash        A
             Inc.                 of common stock
                                  warrants to
                                  acquire 66,667
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Apr. 2000    William Coughlin &   4,500,000        outstanding            A
             Carole Coughlin      shares of        shares of two
                               Series A subsidiary
                            Preferred stock companies
--------------------------------------------------------------------------------
May 2000     Cascade Pacific      65,000 shares    $48,750 in cash        A
             Investments S.A.     of common stock
                                  warrants to
                                  acquire 130,000
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Aug. 2000    Scott Munro & James  71,000 shares    Services               A
             Sanford              of common stock  rendered
--------------------------------------------------------------------------------
Oct. 2000    612559 B.C. Ltd.     1,133,787        $170,068               C
                                  shares of
                                  common stock
                                  warrants to
                                  acquire 566,893
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Oct. 2000    Khachik Toomian      2,000,000        $300,000               C
                                  shares of
                                  common stock
                                  warrants to
                                  acquire
                                  1,000,000
                                  shares of
                                  common stock
--------------------------------------------------------------------------------
Nov. 2000    Rupinder Nanuwa      4,000 shares of  Services               A
                                  common stock     rendered
--------------------------------------------------------------------------------

A. The sale of these shares was an exempt transaction under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

B. The sales of these shares were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission. At the time of these sales the Company was not subject to the reporting requirements of the Securities Exchange Act of 1934 and the total amount received by the Company from the sale of these shares was less than $1,000,000. No underwriters were involved with the sale of these securities and no commissions or other forms of remuneration were paid to any person in connection with these sales.

C. The sale of these shares was an exempt pursuant to Rule 506 of the Securities and Exchange Commission. The shares sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.


ITEM 27.   Exhibits

Index to Exhibits

--------------------------------------------------------------------------------
Exhibit No. Description of Exhibit                                     Page No.
--------------------------------------------------------------------------------
     2      Share Exchange Agreement between Company and                 (1)
            shareholders of
            Homefinders Realty
--------------------------------------------------------------------------------
    3.1     Articles of Incorporation and By-Laws                        (2)
--------------------------------------------------------------------------------
    3.2     Amendment to Articles of Incorporation                       (2)
--------------------------------------------------------------------------------
     4      Certificate of Designation setting forth rights and          (1)
            preferences of Series A
            Preferred Stock
--------------------------------------------------------------------------------
     5      Opinion of counsel
--------------------------------------------------------------------------------
    21      Subsidiaries
--------------------------------------------------------------------------------
   23.1     Consent of Attorneys
--------------------------------------------------------------------------------
   23.2     Consent of Accountants
--------------------------------------------------------------------------------
    24      Power of Attorney                                      Included as
                                                                   part of the
                                                                  signature page
--------------------------------------------------------------------------------
    27      Financial Data Schedule
--------------------------------------------------------------------------------

(1) Incorporated by reference to same exhibit filed with the Company's 8-K Report dated April 28, 2000
(2) Incorporated by reference to same exhibit filed with Company's registration statement on Form 10-SB


ITEM 28.   Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Kenneth Galpin, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on December 28, 2000.

                                  MARKETU INC.


                                          By: /s/ Kenneth Galpin
                                             --------------------------------
                                                Kenneth Galpin, President


                                          By: Scott Munro
                                             --------------------------------
                                             Scott Munro, Treasurer and
                                             Principal Financial Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated

By:   /s/ Kenneth Galpin                              December 28, 2000
      ------------------------------
      Kenneth Galpin, Director

By:   /s/ William Coughlin                            December 28, 2000
      ------------------------------
      William Coughlin, Director

By:   /s/ Glenn Davies                                December 28, 2000
      ------------------------------
      Glenn Davies, Director

By:   /s/ Ken Landis                                  December 28, 2000
      ------------------------------
      Ken Landis, Director

By:
      ------------------------------
      David Woodcock, Director